EXHIBIT 23 (a)

Consent of Independent Auditors

We consent to the incorporation by reference of our report dated February 12, 2003, with respect to the consolidated financial statements of Myers Industries, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2002, in the following Registration Statements and in the related Prospectus:

Number	Description of Registration Statement

333-71852	Registration Statement (Form S-8) pertaining to the Myers Industries, Inc. 2001 Restricted Stock Plan
333-90637	Registration Statement (Form S-8) pertaining to the Myers Industries, Inc. 1999 Incentive Stock Plan and the Myers Industries, Inc. Amended and Restated Employee Stock Purchase Plan
33-47600	Registration Statement (Form S-8) pertaining to the Myers Industries, Inc. 1992 Stock Option Plan
33-50286	Registration Statement (Form S-3) pertaining to the Myers Industries, Inc. Dividend Reinvestment and Stock Purchase Plan

/s/ ERNST & YOUNG LLP

Akron, Ohio

March 24, 2003